Exhibit 99.2

Stock Purchase Agreement
with
Cumorah Capital, Inc.,
a Nevada Corporation
Dated June 4, 2008.

Stock Purchase Agreement

THIS AGREEMENT is made and entered into this 4th day of June, 2008, by and between Warp 9, Inc., (hereinafter referred to as "Seller") and Cumorah Capital, Inc. (hereinafter referred to as "Purchaser");

W I T N E S S E T H:

WHEREAS, the Seller is the record owner and holder of 5,000,000 shares (hereinafter referred to as the "Shares") of the common stock of Carbon Sciences, Inc. (the “Company”), and

WHEREAS, the Purchaser desires to purchase the Shares and the Seller desires to sell the Shares, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Shares aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE:

Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, transfer, and deliver to the Purchaser certificate(s) representing the Shares, and the Purchaser shall purchase from the Seller the Shares in consideration of the purchase price set forth in this Agreement. The certificate(s) representing the Shares shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with bank guaranteed signatures and delivered by Seller to the Escrow Agent (hereinafter defined) contemporaneously with Seller’s execution of this Agreement and delivery thereof to the Escrow Agent.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE.

As total consideration for the purchase and sale of the Shares, pursuant to this Agreement, the Purchaser shall pay to the Seller the sum of Five Hundred Thousand Dollars ($500,000.00), such total consideration to be referred to in this Agreement as the "Purchase Price". The Purchase Price shall be delivered upon the execution of this Agreement by Seller (and Seller’s delivery to Purchaser of an executed copy thereof and an executed copy of the Escrow Agreement (hereinafter defined), to Richardson & Associates, as escrow agent, pursuant to the escrow agreement executed by the parties in the form attached hereto as Exhibit A (the “Escrow Agreement”).

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

a)
Seller hereby warrants and represents that Seller is the lawful owner of the Shares, free and clear of all security interests, liens, encumbrances, equities and other charges (other than those that will be eliminated and discharged at closing), with sole dispositive authority with respect to the Shares and has not granted any person a proxy that has not expired or been validly withdrawn and the sale and delivery of the Shares to Purchaser pursuant to this Agreement will vest in Purchaser the legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever.

b)	Seller represents that it has full power and authority to enter into this Agreement.
c)
Neither the execution or delivery by the Seller of this Agreement, nor the consummation or performance by the Seller of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, any agreement or instrument to which the Seller is a party or to which the Shares are subject; or (b) contravene, conflict with, or result in a violation of, any law to which the Seller may be subject.

d)
There is no pending action, claim or proceeding against the Seller that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Seller, no such action, claim or proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, claim or proceeding.

Seller discloses that the Shares are subject to a lockup agreement. Seller has agreed with Carbon Sciences, Inc. (the “Company”) that until two (2) years after the Company’s first registration statement (the “Registration Statement”) is declared effective by the SEC, the Seller will not exercise any rights to sell any unregistered shares of the Company's Common Stock as may be permitted under SEC Rule 144. The Seller has further agreed that the holding periods described in SEC Rule 144 will be deemed to begin when the Registration Statement is declared effective by the SEC, rather than when the unregistered Shares held by the Seller were bought and fully paid for.

The Company’s Registration Statement was declared effective by the SEC on August 13, 2007.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

a)	Purchaser hereby warrants and represents that Purchaser will comply with the terms and conditions of the Seller’s two year lockup agreement with the Company, as described in Section 3 above.
b)	Purchaser represents that it has full power and authority to enter into this Agreement.
c)
Purchaser has conducted its own due diligence with respect to the Company and that Seller has made no representations with respect to the Company, its status, or the existence or non-existence of liabilities in the Company or the Shares except as explicitly stated in this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER.

Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller or Purchaser which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

6. GENERAL PROVISIONS

(a) Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law. This Agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Clark County, State of Nevada. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

(d) Survival of Representations and Warranties. The representations and warranties of the parties shall survive for a period of one year after the transfer of the Shares to the Purchaser.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

“SELLER”	“PURCHASER”
Warp 9, Inc.	Cumorah Capital, Inc.

By	By
Harinder Dhillon, President	William E. Beifuss, Jr., President

50 Castilian Drive, Suite 101	3225 McLeod Drive, Suite 100
Goleta, CA 93117	Las Vegas, NV 89121